Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR SECOND QUARTER 2010

•	Revenue totaled $1.3 billion, a decline of 1% year-over-year.

•	Adjusted EBITDA increased 58% and improved 250 basis points as a percentage of revenue.

•	Excluding certain items, pretax income increased to $34 million compared with $6 million in the prior year.

Parsippany, N.J., August 4, 2010 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its second quarter, which ended June 30, 2010. The Company had revenue of $1.3 billion, a decrease of 1% versus second quarter 2009, and pretax income of $29 million in second quarter 2010 compared with a $2 million pretax loss in the prior year.

Second quarter Adjusted EBITDA was $98 million, excluding restructuring and transaction-related costs, compared with $67 million in second quarter 2009. Pretax income was $34 million, compared with pretax income of $6 million in second quarter 2009, excluding the same items. All three of the Company’s operating segments reported significant growth in Adjusted EBITDA and margins.

“Our second quarter results demonstrate that we are continuing to make progress toward our goal of restoring margins and increasing profitability,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our rental-day volume comparisons continue to improve each quarter; our per-unit fleet costs have declined; and our highly profitable ancillary revenues again increased on a per-rental-day basis. In addition, our cost-saving initiatives are generating meaningful benefits amid the current moderate economic recovery. We’re encouraged that improving revenue trends, incremental cost savings and declining per-unit fleet costs are providing us with the opportunity to show solid earnings growth this year.”

Executive Summary

In the second quarter, total car rental revenues decreased 2% year-over-year, driven primarily by a 5% decrease in rental days, offset by a 1% increase in average daily rate. In addition, domestic ancillary revenue increased 5% per rental day in the quarter. Average daily rate decreased less than 1% compared with the prior year, excluding the effects of foreign currency.

Our car rental depreciation costs decreased 13% due to an 11% reduction in per-unit depreciation costs and a 3% decline in our average fleet. Excluding gas, other operating expenses decreased 100 basis points to 47.1% of revenue, principally reflecting cost-saving and productivity improvement initiatives. Selling, general and administrative costs increased $6 million compared to the prior year, excluding the effects of foreign currency, reflecting higher marketing and other costs, partially offset by cost savings.

Business Segment Discussion

The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2010	2009	% change
Revenue	$981	$1,031	(5%)

Adjusted EBITDA	$52	$37	41%

Revenue declined 5% primarily due to a 6% decrease in rental days. Average daily rate decreased less than 1% in the quarter, but was up slightly in the month of June, reflecting the benefit of our June 1 price increase. Despite the decline in rental volumes, Adjusted EBITDA increased $15 million as a result of a 14% decrease in per-unit depreciation costs and our cost-saving initiatives. In addition, ancillary revenues grew 5% on a per-rental-day basis, including a year-over-year increase in where2 GPS rental penetration. Adjusted EBITDA includes $2 million of restructuring costs in second quarter 2010 compared with $6 million in second quarter 2009.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2010	2009	% change
Revenue	$212	$183	16%

Adjusted EBITDA	$32	$18	78%

Revenue increased 16% primarily due to a 13% increase in average daily rate. Excluding foreign-exchange effects, average daily rate was essentially unchanged. Adjusted EBITDA increased 78% year-over-year primarily due to lower per-unit depreciation costs on a constant-currency basis, and a $9 million favorable impact from exchange rates. Adjusted EBITDA included $1 million of restructuring costs in second quarter 2009.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2010	2009	% change
Revenue	$100	$97	3%

Adjusted EBITDA	$16	$9	78%

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Truck rental revenue increased 3% primarily due to a 2% increase in average daily rate and a 1% increase in rental days. Adjusted EBITDA improved due to increased revenue, lower per-unit fleet costs and lower interest costs. Adjusted EBITDA included $1 million of restructuring costs in second quarter 2009.

Other Items

•

Potential Acquisition of Dollar Thrifty – On July 28, 2010, we submitted an offer to purchase Dollar Thrifty Automotive Group, Inc. for $46.50 per share of Dollar Thrifty common stock (approximately $1.4 billion in total), consisting of $39.25 in cash which would include the proceeds of a pre-closing special dividend to be paid by Dollar Thrifty, and 0.6543 shares of Avis Budget common stock (valued at $7.25 as of July 28). The cash portion of our offer will be funded through a combination of available cash and fully committed financing.

•

Fleet Negotiations – The Company has largely completed its negotiations with several of its vehicle suppliers for the purchase of model-year 2011 vehicles. Based on these negotiations, the Company expects no single manufacturer to account for more than 30% of its U.S. rental car fleet, that model-year 2011 per-unit vehicle costs will be generally consistent with (and possibly lower than) the prior model-year costs, and that vehicles obtained under manufacturer repurchase programs will continue to represent approximately half of its average vehicle fleet.

•

Resolution of Tax Audit –The Company expects that the Internal Revenue Service will conclude its audit of the Company’s tax returns for 2003 through 2006, the year of the Cendant Separation, in the third quarter. Based on the terms of the settlement in principle we reached in July 2010 with the IRS and the Company’s indemnification for most pre-Separation tax matters by its former Realogy and Wyndham subsidiaries, the settlement of the audit is not expected to have a significant impact on the Company’s earnings or financial position.

Outlook

The Company continues to expect year-over-year volume trends to improve over the course of the year and plans to keep the size of its rental fleet in line with rental demand. The Company also expects year-over-year pricing comparisons to become more challenging because of the substantial leisure price increases achieved last year.

The Company estimates its domestic vehicle depreciation costs will decline 8-10% on a per-unit basis in 2010. The Company is continuing its efforts to reduce costs and enhance productivity and expects that its cost-saving initiatives will provide at least $50-70 million of incremental savings in 2010 compared to 2009, bringing the total annual savings from the Company’s actions to $465-485 million in 2010.

Investor Conference Call

Avis Budget Group will host a conference call to discuss second quarter results on August 5, 2010, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be

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available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on August 5 until 8:00 p.m. (ET) on August 12 at (203) 369-0771, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 22,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, our potential acquisition of Dollar Thrifty, and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings, risks relating to a possible transaction involving Dollar Thrifty Automotive Group, Inc., the final resolution of the audit of the Company’s 2003-06 tax returns, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ

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materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2009, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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Tables Follow

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Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Income Statement Items
Net revenues	$1,294	$1,312	(1%)	$2,446	$2,506	(2%)
Income (loss) before income taxes	29	(2)	*	(37)	(72)	*
Net income (loss)	26	(6)	*	(12)	(55)	*
Earnings (loss) per share - Diluted	0.22	(0.06)	*	(0.12)	(0.54)	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,294	$1,312	(1%)	$2,446	$2,506	(2%)
Income (loss) before income taxes	34	6	*	9	(58)	*
Net income (loss)	29	(2)	*	16	(46)	*
Earnings (loss) per share - Diluted	0.25	(0.02)	*	0.16	(0.45)	*

	As of
	June 30, 2010	December 31, 2009
Balance Sheet Items
Cash and cash equivalents	$458	$482
Vehicles, net	7,660	5,967
Debt under vehicle programs	5,968	4,374
Corporate debt	2,123	2,131
Stockholders’ equity	225	222

Segment Results
	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Net Revenues
Domestic Car Rental	$981	$1,031	(5%)	$1,861	$1,991	(7%)
International Car Rental	212	183	16%	413	347	19%
Truck Rental	100	97	3%	171	167	2%
Corporate and Other	1	1	*	1	1	*

Total Company	$1,294	$1,312	(1%)	$2,446	$2,506	(2%)

Adjusted EBITDA (B)
Domestic Car Rental	$52	$37	41%	$68	$26	162%
International Car Rental	32	18	78%	62	37	68%
Truck Rental	16	9	78%	11	(1)	*
Corporate and Other	(7)	(5)	*	(11)	(11)	*

Total Company	$93	$59	58%	$130	$51	155%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
Total Company Adjusted EBITDA	$93	$59		$130	$51
Less: Non-vehicle related depreciation and amortization Interest expense related to corporate debt, net	23	24		46	45
Interest expense	41	37		81	77
Early extinguishment of debt	—	—		40	—
Impairment	—	—		—	1

Income (loss) before income taxes	$29	$(2)	*	$(37)	$(72)	*

*	Not meaningful.
(A)	During the three and six months ended June 30, 2010, we recorded certain items of $5 million and $46 million. For the three months ended June 30, 2010, these items consisted of (i) $2 million ($1 million, net of tax) in restructuring charges, (ii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iii) $1 million ($1 million, net of tax) of expense related to a charge recorded in 2009 for an adverse litigation judgment regarding a breach of contract claim related to the acquisition of our Budget vehicle rental business in 2002. For the six months ended June 30, 2010, these items consisted of (i) $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $3 million ($2 million, net of tax) in restructuring charges, (iii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of expense related to a charge recorded in 2009 for an adverse litigation judgment for a breach of contract claim related to our Budget vehicle rental business.

For the three and six months ended June 30, 2009, we recorded certain items of $8 million and $14 million, respectively. For the three months ended June 30, 2009, these items consisted of $8 million ($4 million, net of tax) in restructuring charges. For the six months ended June 30, 2009, these items consisted of (i) $13 million ($8 million, net of tax) in restructuring charges and (ii) $1 million ($1 million, net of tax) for impairment of an investment.

(B)	See Table 5 for a description of Adjusted EBITDA.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Vehicle rental	$961	$995	$1,827	$1,913
Other	333	317	619	593

Net revenues	1,294	1,312	2,446	2,506

Expenses
Operating	639	648	1,251	1,288
Vehicle depreciation and lease charges, net	339	393	636	747
Selling, general and administrative	145	133	276	267
Vehicle interest, net	76	71	150	140
Non-vehicle related depreciation and amortization	23	24	46	45
Interest expense related to corporate debt, net
Interest expense	41	37	81	77
Early extinguishment of debt	—	—	40	—
Restructuring charges	2	8	3	13
Impairment	—	—	—	1

Total expenses	1,265	1,314	2,483	2,578

Income (loss) before income taxes	29	(2)	(37)	(72)
Provision for (benefit from) income taxes	3	4	(25)	(17)

Net income (loss)	$26	$(6)	$(12)	$(55)

Earnings (loss) per share
Basic	$0.25	$(0.06)	$(0.12)	$(0.54)
Diluted (A)	$0.22	$(0.06)	$(0.12)	$(0.54)

Weighted average shares outstanding
Basic	103.1	102.2	102.8	102.0
Diluted (A)	126.6	102.2	102.8	102.0

(A)	For the three months ended June 30, 2010, diluted earnings per share and diluted weighted average shares outstanding include the dilutive effect of common shares issuable upon conversion of the Company’s senior convertible debentures.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
CAR RENTAL

Domestic Car Rental Segment
Rental Days (000’s)	18,461	19,604	(6%)	34,540	38,063	(9%)
Time and Mileage Revenue per Day	$40.21	$40.51	(1%)	$40.96	$40.60	1%
Average Rental Fleet	278,311	286,991	(3%)	263,615	283,465	(7%)

International Car Rental Segment
Rental Days (000’s)	3,039	3,057	(1%)	5,963	6,291	(5%)
Time and Mileage Revenue per Day (A)	$45.78	$40.40	13%	$46.53	$37.56	24%
Average Rental Fleet	49,226	49,595	(1%)	48,317	50,715	(5%)

Total Car Rental

Rental Days (000’s)	21,500	22,661	(5%)	40,503	44,354	(9%)
Time and Mileage Revenue per Day	$41.00	$40.50	1%	$41.78	$40.17	4%
Average Rental Fleet	327,537	336,586	(3%)	311,932	334,180	(7%)

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,019	1,008	1%	1,799	1,793	0%
Time and Mileage Revenue per Day	$78.08	$76.35	2%	$74.89	$73.50	2%
Average Rental Fleet	26,572	29,197	(9%)	26,970	29,357	(8%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage revenue per day, 13 percentage points and 20 percentage points are due to changes in foreign exchange rates in the three and six months ended June 30, 2010, respectively, with time and mileage revenue per day increasing by 0 percentage points and 4 percentage points, respectively, excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2010
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$34
Net cash provided by operating activities of vehicle programs	626

Net cash provided by operating activities	660

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(19)
Net cash used in investing activities of vehicle programs	(2,208)

Net cash used in investing activities	(2,227)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(39)
Net cash provided by financing activities of vehicle programs	1,587

Net cash provided by financing activities	1,548

Effect of changes in exchange rates on cash and cash equivalents	(5)

Net decrease in cash and cash equivalents	(24)
Cash and cash equivalents, beginning of period	482

Cash and cash equivalents, end of period	$458

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2010
Pretax loss	$(37)
Add-back of non-vehicle related depreciation and amortization	46
Add-back of early extinguishment of debt	40
Working capital and other	54
Capital expenditures	(23)
Tax payments, net of refunds	(16)
Vehicle programs and (gain) loss on vehicle sales (B)	(4)

Free Cash Flow	60

Early extinguishment of debt (C)	(36)
Borrowings, net	(13)
Financing costs, foreign exchange effects and other	(35)

Net decrease in cash and cash equivalents (per above)	$(24)

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)	Represents cash paid for the termination of interest rate swaps in connection with the early extinguishment of a portion of our floating rate term loan.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2010
Free Cash Flow (per above)	$60
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,208
Financing activities of vehicle programs	(1,587)
Capital expenditures	23
Proceeds received on asset sales	(8)
Early extinguishment of debt	(36)

Net Cash Provided by Operating Activities (per above)	$660

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release presents Adjusted EBITDA and income (loss) before income taxes for the three and six months ended June 30, 2010, excluding certain items. Table 1 presents income (loss) before income taxes, net income (loss) and earnings per share, excluding certain items. For the three months ended June 30, 2010, certain items consisted of (i) $2 million ($1 million, net of tax) for restructuring expenses, (ii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iii) $1 million ($1 million, net of tax) of expense related to a charge recorded in 2009 for an adverse litigation judgment regarding a breach of contract claim related to the acquisition of our Budget vehicle rental business in 2002.

For the six months ended June 30, 2010, certain items consisted of (i) $40 million ($24 million, net of tax) for the early extinguishment of corporate debt, (ii) $3 million ($2 million, net of tax) for restructuring expenses, (iii) $2 million ($1 million, net of tax) of expenses related to the potential acquisition of Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of litigation expense. Reconciliations of Adjusted EBITDA and net income (loss), excluding certain items to net income (loss) are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2010.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA excluding certain items to net income (loss):

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Adjusted EBITDA, excluding certain items	$98	$136
Less: Non-vehicle related depreciation and amortization	23	46
Interest expense related to corporate debt, net (excluding debt extinguishment costs)	41	81

Income before income taxes, excluding certain items	34	9

Less certain items:
Early extinguishment of debt	—	40
Restructuring charges	2	3
Acquisition-related expenses	2	2
Litigation costs	1	1

Income (loss) before income taxes	29	(37)
Provision for (benefit from) income taxes	3	(25)

Net income (loss)	$26	$(12)

Reconciliation of net income (loss) excluding certain items to net income (loss):

Net income, excluding certain items	$29	$16
Less certain items, net of tax:
Early extinguishment of debt	—	24
Restructuring charges	1	2
Acquisition-related expenses	1	1
Litigation costs	1	1

Net income (loss)	$26	$(12)

Earnings per share, excluding certain items (diluted) (A)	$0.25	$0.16

Earnings (loss) per share (diluted)	$0.22	$(0.12)

Shares used to calculate Earnings per share, excluding certain items (diluted) (A)	126.6	126.3

(A)	Diluted shares used to calculate Earnings per share, excluding certain items (diluted) for the six months ended June 30, 2010 include common stock equivalents and shares underlying convertible debt, as such securities would have been dilutive to earnings had the items being excluded not occurred.

The accompanying press release presents Adjusted EBITDA and loss before income taxes for the three and six months ended June 30, 2009, excluding certain items. Table 1 presents loss before income taxes, net loss and earnings per share, excluding certain items. For the three months ended June 30, 2009, certain items consisted of $8 million for restructuring-related expenses. For the six months ended June 30, 2009, certain items consisted of (i) $13 million for restructuring-related expenses and (ii) a $1 million impairment charge related to an investment.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses and the impairment of any investment as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2009.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA excluding certain items to net loss:

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Adjusted EBITDA, excluding certain items	$67	$64
Less: Non-vehicle related depreciation and amortization	24	45
Interest expense related to corporate debt, net	37	77

Income (loss) before income taxes, excluding certain items	6	(58)

Less certain items:
Restructuring charges	8	13
Impairment	—	1

Loss before income taxes	(2)	(72)
Provision for (benefit from) income taxes	4	(17)

Net loss	$(6)	$(55)

Reconciliation of net loss, excluding certain items to net loss:

Net loss, excluding certain items	$(2)	$(46)
Less certain items, net of tax:
Restructuring charges	4	8
Impairment	—	1

Net loss	$(6)	$(55)

Earnings (loss) per share, excluding certain items (diluted)	$(0.02)	$(0.45)

Earnings (loss) per share (diluted)	$(0.06)	$(0.54)

Shares used to calculate Earnings per share, excluding certain items (diluted)	102.2	102.0

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs and (iii) asset sales, if any. We believe that Free Cash Flow is useful to management and the investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.